Exhibit 3.241

ARTICLES OF INCORPORATION

OF

GLOBAL TELERADIOLOGY SOLUTIONS, INC.

ARTICLE I - NAME

The name of this corporation is Global Teleradiology Solutions, Inc. (the “Corporation”).

ARTICLE II – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III - PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under The Florida Business Corporation Act of the State of Florida.

ARTICLE IV – PRINCIPAL, OFFICE ADDRESS

The mailing and street address of the principal office of this Corporation, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

ARTICLE VI – REGISTERED AGENT

AND REGISTERED OFFICE

The mailing and street address of the initial registered office of this Corporation is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323; and the name of the initial registered agent of this Corporation at that address is Jay A. Martus.

ARTICLE VII – INITIAL BOARD OF DIRECTORS

The Corporation shall have two (2) initial directors. The number of directors may be either increased or decreased from time to time as provided in the Corporation’s Bylaws, but shall never be less than one (1). The name and address of the initial directors of this Corporation are:

Gilbert Drozdow 1613 North Harrison Parkway Suite 200 Sunrise, FL 33323	Jay A. Martus 1613 North Harrison Parkway Suite 200 Sunrise, FL 33323

ARTICLE VIII - INCORPORATOR

The name and address of the person signing these Articles of Incorporation is:

Jay A. Martus
1613 North Harrison Parkway
Suite 200
Sunrise, FL 33323

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 16th day of September, 2013.

/s/ Jay A. Martus
Jay A. Martus, Incorporator

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

GLOBAL TELERADIOLOGY SOLUTIONS, INC.

The corporation whose Articles of Incorporation are amended by these Articles of Amendment was originally incorporated pursuant to Chapter 607, Florida Statutes, effective September 19, 2013 under the name of GLOBAL TELERADIOLOGY SOLUTIONS, INC. and assigned Document No. P13000077887 (the “Corporation”).

1. Pursuant to the provisions of Section 607.1008, Florida Statutes, the Articles of Amendment to the Articles of Incorporation of the Corporation are as follows:

RESOLVED, that Article I of the Articles of Incorporation of global Teleradiology Solutions, Inc. is hereby authorized to be amended in its entirety to read as follows:

ARTICLE I – NAME

The name of the corporation shall be Comprehensive Teleradiology Solutions, Inc. (the “Corporation”).

2. The Articles of Amendment to the Articles of Incorporation were adopted by all of the directors and the sole shareholder of the Corporation as of October 22, 2013 in the manner prescribed by Section 607.1003, Florida Statutes.

3. The foregoing Articles of Amendment to the Articles of Incorporation of the Corporation shall be effective upon filing by the Florida Secretary of State.

CORPORATION:

GLOBAL TELERADIOLOGY SOLUTIONS, INC.

Date: October 22, 2013

	By:	/s/ Jay A. Martus
Jay A. Martus, Vice President & Secretary

CERTIFICATE OF SECRETARY

JAY A. MARTUS, Secretary of GLOBAL TELERADIOLOGY SOLUTIONS, INC. certifies as follows:

1.	the foregoing Articles of Amendment to the Articles of Incorporation of GLOBAL TELERADIOLOGY SOLUTIONS, INC. were adopted pursuant to a unanimous consent of the sole shareholder and all of the directors, dated as of October 22, 2013; and

2.	I have executed the foregoing Articles of Amendment to the Articles of Incorporation on behalf of the sole shareholder and all of the directors.

/s/ Jay A. Martus
Jay A. Martus, Secretary